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                                                                     Exhibit 5.1

                                                                          , 2004

PRA International
8300 Greensboro Drive, Suite 400
McLean, VA 22102

       Re: Registration Statement No. 333-116424; 6,000,000 shares of Common
                          Stock, par value $0.01 per share

Ladies and Gentlemen:

                  In connection with the registration by PRA International, a Delaware corporation (the "Company"), of shares of common stock, par value $0.01 per share (the "Common Stock"), under the Securities Act of 1933, as amended, on Form S-1 filed with the Securities and Exchange Commission on June 14, 2004 (File No. 333-116424), as amended by Amendment No. 1 filed on July 29, 2004, by Amendment No. 2 filed on September 21, 2004, by Amendment No. 3 filed on October 22, 2004 and by Amendment No. 4 filed on October 28, 2004 (collectively, the "Registration Statement"), you have requested our opinion set forth below. A total of 3,600,000 shares of Common Stock are being offered by the Company (the "Company Shares"), and a total of 2,400,000 shares of Common Stock, excluding shares subject to an over-allotment option granted to the underwriters named in the Registration Statement, are being offered by the selling stockholders named in the Registration Statement (the "Secondary Shares").

                  In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Company Shares and by the Selling Stockholders in connection with the sale of the Secondary Shares. For the purposes of this opinion, we have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

                  We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

                  Subject to the foregoing, it is our opinion that as of the date hereof (i) the Company Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable and (ii) the Secondary Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

                  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                                     Very truly yours,